PRESS RELEASE

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR RELEASE AT 2PM PDT March 26, 2009

Plantronics Announces Plan to Improve Bluetooth Profitability

SANTA CRUZ, CA – March 26, 2009 - Plantronics, Inc. (NYSE: PLT) today announced plans to outsource production of Bluetooth headsets to an existing supplier in China to improve profitability of its Bluetooth headset product line.  The Company will also reduce costs in related R&D functions and take other measures to improve overall corporate profitability, resource allocation and return on capital.  In total, approximately 670 positions, primarily in China, will be affected by today’s announcement.  The plan will proceed in phases and is expected to be complete by October 2009.

“Our primary objectives are to remain profitable and cash flow positive through this economic downturn, while continuing to invest in Unified Communications which is the key to our long-term profitable growth,” said Ken Kannappan, President & CEO.   “Mobile phones, smartphones and PCs are important platforms for Unified Communications and we have developed an excellent product line and strong market position around these platforms.  However, our cost structure has been challenging, particularly in the current economic environment. We have carefully evaluated our alternatives and have decided to outsource production to GoerTek, Inc., an existing partner with capacity and a strong track record in Bluetooth products.  Not only will this action improve profitability in the critical Bluetooth headset market, it will increase our return on capital significantly by decreasing our fixed asset base and increasing inventory turns.”

As a result of these initiatives, our manufacturing plant in Suzhou, China will be closed.  Bluetooth R&D, supply chain management as well as sales, marketing and administrative support functions that are part of our Asia-Pacific hub will continue to be led from our Suzhou site until our  facilities there can be sold and our associates relocated to nearby facilities better suited to their continuing responsibilities.

“I also want to acknowledge the outstanding quality, responsiveness and overall track record of our entire Suzhou team.  The move to an ODM model now is driven by a critical need for economies of scale and is not in the least related to the performance of our plant or our team.  In fact, they have performed excellently and helped us achieve the strong market position we have today,” Kannappan concluded.

Consistent with our goal to remain profitable through the economic downturn, we have scrutinized virtually every line item in our P&L.  The measures announced in January coupled with additional expense reductions since then plus the initiatives announced today are targeted to bring our total operating expenses down to approximately $195 million in FY10.   This compares to an annualized run rate of approximately $250 million in Q2 FY09.  The transition of our Bluetooth headset manufacturing to an existing ODM partner with sufficient capacity is expected to reduce our product costs and take capital out of the business.  Higher gross margins combined with operating expense reductions and a lower capital base are expected to set the stage for solid profitability for our Bluetooth headset product line.  To achieve this level of future benefits, we expect to record incremental restructuring and other related charges of approximately $11 - $13 million in total consisting of approximately $6 - $7 million in non-cash charges for accelerated depreciation and asset impairments and $5 - $6 million in cash charges primarily related to employee termination benefits, VAT and duty recapture.  We also expect to incur approximately $2 - $2.5 million of higher tax expense as a result of the changes in our China operations.  Finally, we expect to receive cash proceeds from the sale of various assets but the timing and amount of such future proceeds is uncertain.

SAFE HARBOR

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to (i) our intent to outsource production of Bluetooth headset to an existing supplier in China, (ii) our plan to close our existing manufacturing facility in Suzhou; (iii) our expectation that we will eventually sell the facilities we own for cash proceeds, and relocate to smaller facilities better suited to the ongoing roles and responsibilities of our Suzhou team; (iv) our expectation that we will eliminate 670 positions globally and that this plan will be complete by October 2009; (v) our plan to increase return on capital; (vi) our expectation that we will incur approximately $11 - $13 million in related restructuring expenses,  (vii) our expectation that we will obtain higher gross margins and achieve operating expenses of approximately $195 million in FY10 , (viii) our expectation that we will incur approximately $2 - 2.5 million of higher tax expenses; and (ix) our goal to retain our profitability and be cash flow positive generally and to attain profitability for the Bluetooth headset line.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, unexpected delays and uncertainties affecting our ability to realize targeted expense reductions and annualized savings through implementation of our outsourcing  plan, our ability to sell the facilities that we currently own and the amount of money that we may receive from any such sale, our  inability to sufficiently reduce our operational expenses, obtain higher gross margins  and maintain our profitability levels, and our  inability to accurately predict global economic conditions and its affect upon our performance, as well as other risks indicated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed May 27, 2008, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics

In 1969, a Plantronics headset carried the historic second words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, Volume Logic and AudioIQ are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz , California   95061-1802
831-426-6060 / Fax 831-426-6098